MASTERWORKS

AVAILABLE NOW



Martin Wong

Untitled (John the Bapist)

19.6%
Similar Auction Sales (13-24)

29.3%
Artist Record Price Growth (01-25)

INVEST NOW

View offering circular below.

1 World Trade Center, 57th Floor, New York, NY 10007